Exhibit 10.2
FORM OF
BOARD NOMINEE AGREEMENT
This BOARD NOMINEE AGREEMENT (this “Agreement”), dated as of [●], 2024, is entered into by and between Bowhead Specialty Holdings Inc., a Delaware corporation (the “Company”), and GPC Partners Investments (SPV III) LP, a Delaware limited partnership (“GP”) (the Company and GP, each a “Party” and together, the “Parties”). Capitalized terms used herein shall have the meanings set forth in Section 2 of this Agreement.
RECITALS
WHEREAS, on May 13, 2024, the Company launched an initial public offering of its shares of common stock (“Company Common Stock”) pursuant to a registered underwritten public offering (the “Company IPO”);
WHEREAS, as of the consummation of the Company IPO, GP will own 60.8% of the outstanding Class A Interests of BIHL, which entitles GP, upon completion of the Reorganization Transaction, to a number of shares of Company Common Stock; and
WHEREAS, in connection with the launch of the Company IPO, the Company has agreed to grant GP certain nomination rights on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
1.Board Representatives.
(a)During the period beginning on the date of this Agreement and ending on the date on which GP no longer owns (i) prior to the completion of the Reorganization Transaction, Class A Interests of BIHL that would entitle GP upon completion of the Reorganization Transaction to a number of shares of Company Common Stock equal to at least thirty-five percent (35%) of the issued and outstanding shares of Company Common Stock or (ii) following the completion of the Reorganization Transaction, shares of the Company Common Stock equal to at least thirty-five percent (35%) of the issued and outstanding shares of Company Common Stock (each of (i) and (ii), the “Initial Ownership Threshold”), at every applicable annual meeting of the stockholders of the Company in which directors are generally elected (or special meeting in lieu of an annual meeting at which directors are to be elected and adjusted as appropriate to take into account the Company’s classified board structure), GP shall have the right to recommend to the Company (A) one (1) individual to serve as a Class I director, (B) one (1) individual to serve as a Class II director and (C) one (1) individual to serve as a Class III director (such individuals, the “Board Nominees” and each a “Board Nominee”) on the Board of Directors of the Company (the “Board”); provided, however, that any such director nominee shall be reasonably satisfactory to the applicable committee of the Board with authority over nominations of individuals to serve as directors of the Company. Each of Matt Botein, Zhak Cohen and Jack Stein shall be a Board Nominee for purposes of this Agreement, including Section 1(h), such persons having been deemed to be reasonably satisfactory to the applicable committee of the Board with authority over nominations of individuals to serve as directors of the Company.
(b)If GP is no longer entitled to Board Nominees in accordance with the foregoing Section 1(a) but owns (i) prior to the completion of the Reorganization Transaction, Class A Interests of BIHL that would entitle GP upon completion of the Reorganization Transaction to a number of shares of Company Common Stock equal to at least twenty percent (20%) of the issued and outstanding shares of Company Common Stock or (ii) following the completion of the Reorganization Transaction, shares of Company Common Stock equal to at least twenty percent (20%) of the issued and outstanding shares of Company Common Stock (each of (i) and (ii), the “Second Ownership Threshold”), at every applicable annual meeting of the stockholders of the Company in which directors are generally elected (or special meeting in lieu of an annual meeting at which directors are to be elected and adjusted as appropriate to take into account the Company’s classified Board structure), GP shall have the right to recommend to the Company (A) one (1) individual to serve as a Class I director and (B) one (1) individual to serve as a Class II director of the Company as Board Nominees; provided, however, that any such director nominee shall be reasonably satisfactory to the applicable committee of the Board with authority over nominations of individuals to serve as directors of the Company.
(c)If GP is no longer entitled to Board Nominees in accordance with the foregoing Section 1(b) but owns (i) prior to the completion of the Reorganization Transaction, Class A Interests of BIHL that would entitle GP upon completion of the Reorganization Transaction to a number of shares of Company Common Stock equal to at least ten percent (10%) of the issued and outstanding shares of Company Common Stock or (ii) following the completion of the Reorganization Transaction, shares of Company Common Stock equal to at least ten percent (10%) of the issued and outstanding shares of Company Common Stock (each of (i) and (ii), the “Third Ownership Threshold”), at every applicable annual meeting of the stockholders of the Company in which directors are generally elected (or special meeting in lieu of an annual meeting at which directors are to be elected and adjusted as appropriate to take into account the Company’s classified Board structure), GP shall have the right to recommend to the Company one (1) individual to serve as a Class I director of the Company as a Board Nominee; provided, however, that any such director nominee shall be reasonably satisfactory to the applicable committee of the Board with authority over nominations of individuals to serve as directors of the Company.
(d)If any Board Nominee is deemed not reasonably satisfactory in accordance with the foregoing paragraphs, GP will be given a reasonable opportunity to select another individual to serve as Board Nominee. If any Board Nominee is not elected by the stockholders at any annual meeting held during the period in which GP is entitled to Board Nominees pursuant to the foregoing Section 1(a), Section 1(b) or Section 1(c), then as soon as practicable after the annual meeting, the applicable Board Nominee or Board Nominees (or such other person acceptable to the Investor and the Board) shall be appointed as a director by the Board promptly following such annual meeting to the same class as the applicable Board Nominee or Board Nominees were originally nominated for. In addition, if a vacancy is created on the Board as a result of the death, disability, retirement, resignation (other than a resignation required by Section 1(h)) or removal of a Board Nominee, then GP shall have the right to recommend such person’s replacement to be appointed to the same class as the applicable Board Nominee prior to the next annual meeting of stockholders, which recommendation shall be considered in good faith by the Board. For the avoidance of doubt, each reference in this Section 1(d) to “annual meeting” shall also be deemed a reference to a special meeting held in lieu of an annual meeting during the period in which GP is entitled to Board Nominees pursuant to this Agreement.
(e)For so long as GP has the right to nominate any nominee(s) for election pursuant to this Section 1 (subject to the provisos in Section 1(a), Section 1(b) and Section 1(c) above), the Company shall nominate such nominee(s) for election as a director as part of the slate that is included in the proxy statement (or consent solicitation or similar document) of the Company (or such other person) relating to the election of directors, and shall provide the highest level of support for the election of such nominee(s), as the case may be, as it provides to any other individual standing for election as a director of the Company (or such other person) as part of the Company’s (or such other person’s) slate of directors.
(f)For so long as there is a Board Nominee, except as may be prohibited by applicable law or regulation, there shall be a Board Nominee on each committee (other than the audit committee) of the Board.
(g)Each Board Nominee will be governed by, and entitled to, the same obligations and protections as all other directors of the Company, including, without limitation, indemnification and exculpation, obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies, director evaluation process, director code of ethics, director share ownership guidelines, stock trading and pre-approval policies, and other customary governance matters and protections regarding customary liability insurance for directors and officers. The Company shall use best efforts to ensure that each Board Nominee is covered by liability insurance for directors with coverage that is at least as favorable, in the aggregate, to such directors as the coverage provided for by insurance policies acquired by the Company for the benefit of directors of the Company as in effect as of the date of this Agreement.

(h)In the event GP fails to maintain the Initial Ownership Threshold, the Second Ownership Threshold or the Third Ownership Threshold, the Board Nominee or Board Nominees, as applicable, shall promptly offer to resign from the Board and, if requested by the Company, promptly deliver his or her written resignation to the Board (which shall provide for his or her immediate resignation), it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation. For the avoidance of doubt, (i) in the event GP owns less than the Initial Ownership Threshold but more than or equal to the Second Ownership Threshold, only the current Class III Board Nominee shall be required to resign and (ii) in the event GP owns less than the Second Ownership Threshold but more than or equal to the Third Ownership Threshold, only the current Class II Board Nominee shall be required to resign. GP agrees to cause the Board Nominees to resign from the Board if the Board Nominees fail to resign if and when contemplated by this Section 1(h).
(i)On and as of the date on which GP owns less than the Third Ownership Threshold, all of the nomination rights of GP set forth in this Section 1 shall terminate in full and be of no further force or effect, regardless of any increase in the amount of Common Stock that GP owns after such date.
2.Defined Terms. For purposes of this Agreement:
(a)“Amended & Restated LPA” means that certain Amended and Restated Limited Partnership Agreement of BIHL, dated as of October 14, 2020, by and among the partners thereto, as amended from time to time.
(b)“BIHL” means Bowhead Insurance Holdings LP, a Delaware limited partnership.
(c)“Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by law to be closed.
(d)“Class I director” has the meaning set forth in the Company’s amended and restated certificate of incorporation.
(e)“Class II director” has the meaning set forth in the Company’s amended and restated certificate of incorporation.
(f)“Class III director” has the meaning set forth in the Company’s amended and restated certificate of incorporation.
(g)“Reorganization Transaction” means the termination, liquidation and dissolution of BIHL, pursuant to which each of the holders of the Class A Interests and Class P Interests (each as defined in the Amended & Restated LPA) will receive a number of shares of Company Common Stock in accordance with the distribution provisions of the Amended & Restated LPA.
3.Termination. This Agreement is effective as of the date hereof and shall remain in full force and effect until the date on which GP no longer holds a right to nominate an individual to the Board pursuant to Section 1(c).  The provisions of this Section 3 and Sections 5 through 12 shall survive the termination of this Agreement.  No termination of this Agreement shall relieve any Party hereto from liability for any breach of this Agreement prior to such termination.
4.Non-Circumvention. Each of the Parties hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, and will at all times in good faith carry out all the provisions of this Agreement and, subject to the other provisions of this Agreement, take all action as may be reasonably required to protect the rights of the other Party hereto.

5.Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties hereto with respect to such subject matter hereof and thereof and (b) is not intended to and shall not confer upon any Person other than the Parties hereto (and any Person that delivers an executed joinder agreement in accordance with this Agreement) any rights or remedies hereunder.
6.Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three (3) Business Days after being mailed by certified or registered mail, return receipt requested and postage prepaid, (c) when received, if sent by overnight delivery service or international courier or (d) when sent, if sent by email; provided that it is followed immediately by confirmation via personal delivery, overnight delivery service or international courier. A Party may change its address or email address for the purposes hereof upon written notice to the other Party hereto. Such notices or other communications shall be sent to each Party as follows:
If to the Company, to:

Bowhead Specialty Holdings Inc.
1411 Broadway, Suite 3800
New York, NY 10018
Attention:	H. Matthew Crusey, General Counsel
Email:	mcrusey@bowheadspecialty.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Dwight S. Yoo
Jon A. Hlafter
Email:	dwight.yoo@skadden.com
jon.hlafter@skadden.com
If to GP, to:
Gallatin Point Capital LLC
660 Steamboat Road, First Floor
Greenwich, CT 06830
Attention: Kathleen Servidea
Email: kservidea@gallatinpoint.com
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Laura Hodges Taylor
Email: LHodgesTaylor@goodwinlaw.com
7.Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement related to the matters contemplated hereby were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the Parties hereto shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which a Party may be entitled at law or in equity. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
8.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the matters contemplated by this Agreement is not affected in any manner materially adverse to any Party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the matters contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
9.Governing Law; Jurisdiction.
(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.
(b)Each of the Parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any action arising out of or relating to this Agreement, including the negotiation, interpretation, execution or performance of this Agreement and agrees that all claims in respect of any such action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action arising out of or relating to this Agreement or the negotiation, interpretation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in any such court and (d) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 6 or in any other manner permitted by applicable law.
(c)EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY MATTERS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (1) NEITHER THE OTHER PARTY NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (2) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (4) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A

COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
10.Waivers and Amendment. This Agreement may be changed, modified or amended, and the provisions and terms hereof may be waived, or the time for its performance extended, only by instrument in writing signed by each of the Parties hereto, or, in the case of a waiver, by the Party waiving compliance with such provision or term. Any change or modification to this Agreement shall be null and void, unless made by written amendment to this Agreement and signed by each of the Parties hereto. Any waiver of any provision or term of this Agreement, or any extension in time for performance of such provision or term, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized director or officer of such Party. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
11.Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by e-signature or delivery of.pdf signature pages email) all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that the Parties need not sign the same counterpart. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original.
12.Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of, and be enforceable by and against, the Parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Party, and any attempted assignment without the prior written consent of the other Party shall be void and have no effect.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BOWHEAD SPECIALTY HOLDINGS INC.

By:
Name:
Title:

GPC PARTNERS INVESTMENTS (SPV III) LP
By: GPC Partners GP LLC, its general partner
By: Gallatin Point Capital LLC, its managing member

By:
Name:
Title:
[Signature Page to Board Nominee Agreement]